Exhibit 23.3


            CONSENT OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP


                                                            September 20, 2001

         We have acted as tax counsel for Anthracite Capital, Inc., a Maryland Corporation (the "Company"), in connection with the registration of the Company's common stock, par value $.001 per share on its Registration Statement on Form S-3 filed with the Securities and Commission on the date hereof. We hereby consent to the reference to us under the caption "Federal Income Tax Considerations" in the Company's Prospectus (included in the Registration Statement). In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations promulgated thereunder.


                                  Very truly yours,

                                  /s/ Skadden, Arps, Slate, Meagher & Flom LLP